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                                                     Exhibit 21.1




                                                       STATE OF
SUBSIDIARY                                           ORGANIZATION
----------                                           -------------
Epic Travel, LLC . . . . . . . . . . . . . . . . . . . . Delaware
London Bridge Resort, LLC. . . . . . . . . . . . . . . . Delaware
Daytona Beach Regency, Ltd.. . . . . . . . . . . . . . . .Florida
Resort Management, LLC . . . . . . . . . . . . . . . . . Delaware
Resort Investment, LLC . . . . . . . . . . . . . . . . . Delaware
Epic Resorts - Hilton Head, LLC. . . . . . . . . . . . . Delaware
Epic Resorts - Palm Springs Marquis Villas, LLC. . . . . Delaware
Epic Resorts - Scottsdale Links Resort, LLC. . . . . . . Delaware
Epic Resorts - Westpark Resort, LLC. . . . . . . . . . . Delaware
Epic Warrant Co. . . . . . . . . . . . . . . . . . . . . Delaware
Epic Receivables, Inc. . . . . . . . . . . . . . . . . . Delaware